CUSTODIAN SERVICES AGREEMENT

     THIS AGREEMENT (the "AGREEMENT") is made as of December 1, 2009 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC TRUST"), and ACAP STRATEGIC FUND, a Delaware statutory trust (the "FUND"). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

                                   BACKGROUND

     A. The Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 ACT").

     B. The Fund wishes to retain PFPC Trust to provide custodian services and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


     1. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services. PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. Except as otherwise provided herein, PFPC Trust shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund, unless such third party service provider is engaged by PFPC Trust.

     2. COMPLIANCE WITH LAWS. Each party undertakes to comply with applicable requirements of the Federal Securities Laws, and any other applicable laws, rules and regulations of governmental authorities having jurisdiction with respect to the subject matter herein. Except as specifically set forth herein, neither party shall be responsible for such compliance by the other party or any other entity.

     3. INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are

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not in any way inconsistent with the provisions of  organizational  documents of the Fund or of any vote, resolution or proceeding of the Fund's board of trustees ("BOARD") or of the Fund's shareholders ("SHAREHOLDERS"), unless and until PFPC Trust receives Written Instructions to the contrary.

     (c) The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

     4. RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE FUND. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund or its investment adviser (the "INVESTMENT ADVISER").

     (b) ADVICE OF COUNSEL. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Fund, the Investment Adviser or PFPC Trust, at the option of PFPC Trust).

     (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel, provided that reasonable prior written notice has been given to the Fund . The Fund shall, upon receipt of such notice, promptly and timely notify PFPC Trust in writing of its agreement or disagreement with any actions or any omissions to act PFPC Trust proposes to take pursuant to counsel's advice. In the event where the Fund has timely notified PFPC Trust in writing of its disagreement, PFPC Trust and the Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Fund's objection. In the event where, after such consultations, PFPC Trust and the Fund are unable to agree on the actions or omissions in question, PFPC Trust shall consult independent counsel reasonably acceptable to such Fund, and may follow and rely upon the advice of such independent counsel.

     (d) NO OBLIGATION TO SEEK ADVICE. Nothing in this SECTION 4 shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

     5. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and such other applicable Federal Securities Laws, rules and

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regulations. Such books and records shall be prepared and maintained as required by the 1940 Act and such other applicable Federal Securities Laws. The Fund and its duly authorized officers, employees and agents and the staff of the Securities and Exchange Commission ("SEC") shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an authorized representative of the Fund, at the Fund's expense.

     6. CONFIDENTIALITY.

     (a) Each party shall keep confidential any information relating to the other party's business ("CONFIDENTIAL INFORMATION"). Confidential Information shall include:

          (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust, their respective subsidiaries and affiliated companies, and the investors, customers, clients, service providers and suppliers of any of them;

          (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors;

          (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

          (iv) anything designated as confidential.

     (b) Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

          (i) is already known to the receiving party at the time it is obtained;

          (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

          (iii) is  rightfully  received  from a third party who, to the best of
               the  receiving  party's  knowledge,   is  not  under  a  duty  of
               confidentiality;

          (iv) is released by the protected party to a third party without restriction;

          (v) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party notice of the same, to the extent such notice is permitted);

          (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party;

         (vii) is Fund information provided by PFPC Trust in connection with an independent third party compliance or other review, provided that such third party compliance or other review is subject to substantially the same confidentiality obligations as PFPC Trust hereunder;

        (viii) is necessary for PFPC Trust to release such information in connection with the provision of services under this Agreement, provided that the recipient of such information is subject to substantially the same confidentiality obligations as PFPC Trust hereunder; or

          (ix) has been or is independently developed or obtained by the receiving party.

     7. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

     8. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

     9. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own breach of its Standard of Care (defined in SECTION 11(A) below).

     10. COMPENSATION.

     (a) As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

     (b) The undersigned hereby represents and warrants to PFPC Trust that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, such Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

     11. STANDARD OF CARE/LIMITATIONS OF LIABILITY.

     (a) PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. Subject to the terms of this SECTION 11, PFPC Trust shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by PFPC Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement ("STANDARD OF Care").

     (b) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in SECTION 13(H)(II)(B)(4) and SECTION 13(H)(III)(A) of this Agreement), the Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

     (c) Absent PFPC Trust's fraud, embezzlement or intentional misconduct, PFPC Trust's liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory ("LOSS") shall not exceed the fees received by PFPC Trust for services provided hereunder during the twelve (12) months immediately prior to the date of such Loss; provided that PFPC Trust's cumulative maximum liability for all Losses shall not exceed $500,000.

     (d) Subject to SECTION 9 above, PFPC Trust shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

     (e) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine. PFPC Trust shall not be liable for any damages that are caused by actions or omissions taken by PFPC Trust in accordance with Written Instructions or advice of counsel. PFPC Trust shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

     (f) Neither party hereto or its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by such party or its affiliates.

     (g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (h) This SECTION 11 shall survive termination of this Agreement.

     12. INDEMNIFICATION. Absent PFPC Trust's failure to meet its Standard of Care (defined in SECTION 11 above), the Fund agrees to indemnify, defend and hold harmless PFPC Trust and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys' fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from any action taken or omitted to be taken by PFPC Trust in connection with the provision of services to the Fund. This SECTION 11 shall survive termination of this Agreement.

     13. DESCRIPTION OF SERVICES.

     (a) DELIVERY OF THE PROPERTY. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Fund, including cash received as a result of the purchase of Shares, during the period that is set forth in this Agreement. PFPC Trust will not be responsible for such Property until actual receipt.

     (b) RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon Written Instructions, shall open and maintain a separate account (the "ACCOUNT") in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement. PFPC Trust shall make cash payments from or for the Account only for:

          (i) purchases of securities in the name of the Fund, PFPC Trust or PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of (A) the broker's or dealer's confirmation, or (B) payee's invoice, as appropriate;

          (ii) the repurchase of Shares of the Fund;

         (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by SECTION 13(H)(III)(B) of this Agreement), administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Fund;

          (iv) payment to, subject to receipt of Written Instructions, the Fund's administrator, as agent for the Shareholders, of an amount equal to the amount of any distributions stated in the Written Instructions to be distributed in cash by the administrator to Shareholders, or, in lieu of paying the Fund's administrator, PFPC Trust may arrange for the direct payment of cash dividends and distributions to Shareholders in accordance with procedures mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's administrator;

          (v) payments, upon receipt of Written Instructions signed by one Authorized Person, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held pursuant to this Agreement or delivered to PFPC Trust;

          (vi) payments of, subject to receipt of Written Instructions signed by one Authorized Person, the amounts of dividends received with respect to securities sold short;

         (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this SECTION 13; and

        (viii) other payments, upon Written Instructions.

         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Fund.

     (c) RECEIPT OF SECURITIES; SUB-CUSTODIANS.

          (i) PFPC Trust shall hold all securities received by it for the Fund in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's Board, or any officer, employee or agent of the Fund withdraw any securities.

               At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies which are banks as defined by the 1940 Act to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as a custodian and agree to comply with the relevant provisions of the 1940 Act. Any such arrangement will not be entered into without prior written notice to the Fund.

               In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets of the Fund only if such arrangement has been approved by the Fund.

          (ii) Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

     (d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust shall:

          (i)  deliver any  securities  held for the Fund against the receipt of
               payment  for  the  sale  of  such   securities  or  otherwise  in
               accordance with standard market practice;

          (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Fund as owner of any securities may be exercised;

          (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

          (iv) deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

          (v) deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

          (vi) make such transfer or exchanges of the assets of the Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

         (vii) release securities belonging to the Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

        (viii) release and deliver securities owned by the Fund in connection with any repurchase agreement entered into by the Fund on behalf of the Fund, but only on receipt of payment therefor; and pay out monies of the Fund in connection with such repurchase agreements, but only upon the delivery of the securities;

          (ix) release and deliver or exchange securities owned by the Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

          (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

          (xi) release and deliver securities owned by the Fund for the purpose of redeeming in kind Shares of the Fund upon delivery thereof to PFPC Trust; and

         (xii) release and deliver or exchange securities owned by the Fund for other purposes.

     (e) USE OF BOOK-ENTRY SYSTEM OR OTHER DEPOSITORY. PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Fund eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

          PFPC Trust shall administer the Book-Entry System or other depository as follows:

          (i) With respect to securities of the Fund which are maintained in the Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to the Fund.

          (ii) Assets of the Fund deposited in a Book-Entry System or another depository will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

          PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

     (f) REGISTRATION OF SECURITIES. All securities held for the Fund which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for the Fund may be registered in the name of the Fund, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominees of the Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may maintain for the Accounts. With respect to uncertificated securities which are registered in the name of the Fund (or a nominee thereof) ("UNCERTIFICATED SECURITIES"), PFPC Trust will reflect such Uncertificated Securities on its records based upon the holdings information provided to it by the issuer of such Uncertificated Securities, but notwithstanding anything in this Agreement to the contrary, PFPC Trust shall not be obligated to safekeep such Uncertificated Securities or to perform other duties with respect to such Uncertificated Securities other than to make payment for the purchase of such Uncertificated Securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such Uncertificated Securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such Uncertificated Securities or reflect on its records any reinvested distributions with respect to such Uncertificated Securities of which it is informed by the issuer of the Uncertificated Securities. In addition, in the event that PFPC Trust receives any documentation relating to Uncertificated Securities by or on behalf of the Fund, PFPC Trust agrees to safekeep such documentation upon PFPC Trust's actual receipt thereof but PFPC Trust will not otherwise be responsible for such documentation. PFPC Trust may receive and deliver such documentation held by it hereunder in accordance with Oral or Written Instructions.

     (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian to the registered holder of such securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

     (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions:

          (i)  COLLECTION OF INCOME AND OTHER PAYMENTS.

               (A) collect and receive for the account of the Fund, all income, interest, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income to the Fund's custodian account;

               (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

               (C) receive and hold for the account of the Fund all securities received as a distribution on the Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Fund and held by PFPC Trust hereunder;

               (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

               (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

          (ii) MISCELLANEOUS TRANSACTIONS.

               (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                    (1) for examination by a broker or dealer selling for the account of the Fund in accordance with street delivery custom;

                    (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                    (3) for transfer of securities into the name of the Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

               (B) Unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                    (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Fund;

                    (2) collect interest and cash dividends received, with notice to the Fund, for the account of the Fund;

                    (3) hold for the account of the Fund all stock dividends, rights and similar securities issued with respect to any securities held by PFPC Trust; and

                    (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Fund's name, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

          (iii) OTHER MATTERS.

               (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

               (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

     (i) SEGREGATED ACCOUNTS. PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Fund. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

          (i) for the purposes of compliance by the Fund with the procedures required by a securities, futures or option exchange, provided such procedures comply with the 1940 Act and any rules, regulations or interpretations thereunder; and

          (ii) upon receipt of Written Instructions, for other purposes.

     (j) PURCHASES OF SECURITIES. PFPC Trust shall settle purchased securities upon receipt of Oral Instructions or Written Instructions that specify:

          (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

          (ii) the number of shares or the principal amount purchased and accrued interest, if any;

         (iii) the date of purchase and settlement;

          (iv) the purchase price per unit;

          (v)  the total amount payable upon such purchase; and

          (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

     (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

          (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

          (ii) the number of shares or principal amount sold, and accrued interest, if any;

         (iii) the date of trade and settlement;

          (iv) the sale price per unit;

          (v)  the total amount payable to the Fund upon such sale;

          (vi) the name of the broker through whom or the person to whom the sale was made; and

         (vii) the location to which the security must be delivered and delivery deadline, if any.

          PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form which is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard market practice.

     (l) REPORTS; PROXY MATERIALS.

          (i)  PFPC Trust shall furnish to the Fund the following reports:

               (A) such periodic and special reports as the Fund may reasonably request;

               (B) a monthly statement summarizing all transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Fund at the end of such month;

               (C) any reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

               (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

          (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events.

     (m) CREDITING OF ACCOUNT. PFPC Trust may in its sole discretion credit the Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in the Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust credits the Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. The Fund hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Fund a first priority contractual possessory security interest in and a right of setoff against the assets maintained hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including reasonable charges related thereto). Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Fund which sub-custodian makes any credits or advances with respect to the Fund.

     (n) COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

     (o) EXCESS CASH SWEEP. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is acceptable to PFPC Trust and the Fund, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.

     (p) FOREIGN EXCHANGE. PFPC Trust, its sub-custodians and the respective affiliates of such entities (together, "AFFILIATED ENTITIES") jointly or separately may act as principal and/or agent for foreign exchange ("FX") transactions for the Fund, and any of the Affiliated Entities may arrange FX transactions for the Fund with third parties that act as principal or agent. Affiliated Entities and third parties may receive fees and other compensation in connection with FX transactions for the Fund, and PFPC Trust may receive from such entities a portion of their fees or other compensation. Unless PFPC Trust itself is the principal for a FX transaction, PFPC Trust will not be responsible and shall have no liability for the actions or omissions of any principal (including any other Affiliated Entity) to any FX transaction for the Fund nor any responsibility to monitor the commercial terms of any such FX transactions.

     14. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or PFPC Trust on sixty (60) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the Shareholders to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Fund to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), and which meets the requirements of Rule 17f-1 under the 1940 Act, as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets to the value of PFPC Trust's Unpaid Fees (as hereinafter defined) until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation fees and expenses associated with deconversion or conversion to another service provider and other trailing expenses incurred by PFPC Trust) ("UNPAID FEES"). PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such Unpaid Fees, in the following order: FIRST, any cash held by PFPC Trust on behalf of the Sub-Trust (up to the balance of the Unpaid Fees); and SECONDLY, if such cash is less than the outstanding balance of the Unpaid Fees, such other Property as necessary to satisfy the outstanding balance of the Unpaid Fees (and only up to the outstanding balance of the Unpaid Fees).

     15. NOTICES. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 4th Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk; (b) if to the Fund, at _______________________ or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

     16. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

     17. ASSIGNMENT; DELEGATION. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that PFPC Trust may assign its rights and delegate its duties hereunder at no additional cost to the Fund to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that (i) PFPC Trust gives the Fund thirty (30) days prior written notice of such delegation, (ii) the delegate agrees to comply with the relevant provisions of the Federal Securities Laws; (iii) such delegation does not impair the Fund's receipt of services under this Agreement in any material respect, and
(iv) any such delegation shall not relieve PFPC Trust of its liabilities hereunder. For the avoidance of doubt, nothing herein shall serve to prohibit or otherwise restrict the ability of PFPC Trust to use third-party vendors in connection with any services provided hereunder.

     18. FACSIMILE SIGNATURES; COUNTERPARTS. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

     19. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

     (b) NON-SOLICITATION. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust's employees, and the Fund shall cause the Fund's sponsor and the Fund's affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC Trust's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC Trust employee by the Fund, the Fund's sponsor or an affiliate of the Fund if the PFPC Trust employee was identified by such entity solely as a result of the PFPC Trust employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (d) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its offering or organizational documents or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by PFPC Trust under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

     (e) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (f) INFORMATION. The Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Fund.

     (g) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

     (h) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (i) PARTIES IN SHARE. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

     (j) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC TRUST COMPANY

                                        By:      _____________________________

                                        Title:   _____________________________

                                        ACAP STRATEGIC FUND


                                        By:      ____________________________

                                        Title:   ____________________________

                                   APPENDIX A

                                   DEFINITIONS

As used in this Agreement:

     (a) "AUTHORIZED PERSON" means any officer of the Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to PFPC Trust to give Oral or Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (b) "BOOK-ENTRY SYSTEM" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the Securities Exchange Commission under the 1934 Act.

     (c) "FEDERAL SECURITIES LAWS" means the 1940 Act, the Investment Advisers Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Commodities Exchange Act, as amended.

     (d) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (e) "PFPC TRUST" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

     (f)  "PROPERTY" means:

          (i) any and all securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

          (ii) all income in respect of any of such securities or other investment items;

          (iii) all proceeds of the sale of any of such securities or investment items; and

          (iv) all proceeds of the issuance of Shares by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

     (g) "SHARES" mean the shares of beneficial interest of any series or class of the Fund.

     (h) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.